Exhibit 99.2

NOTICE OF REDEMPTION

TO THE HOLDERS OF

7 1/8% SENIOR NOTES DUE 2016

(CUSIP NO. 377316AK0)*

NOTICE IS HEREBY GIVEN that, pursuant to the terms of the Indenture, dated as of February 5, 2010, (the “Indenture”) between P.H. Glatfelter Company (the “Company”) and HSBC Bank USA, National Association, as Trustee (the “Trustee”), the Company has elected to redeem the entire outstanding aggregate amount of its 7 1/8% Senior Notes due 2016 (the “Notes”).

The date fixed for redemption is December 21, 2011 (the “Redemption Date”). On the Redemption Date, the Notes will become due and payable at a redemption price equal to 103.563% of the principal amount thereof, plus accrued and unpaid interest thereon to, but not including, December 21, 2011 (the “Redemption Price”). From and after the Redemption Date, the Notes will cease to bear interest unless the Company defaults in the payment of the Redemption Price, in which case the principal and premium, if any, shall until paid, bear interest from the Redemption Date at the rate prescribed therefor in the Notes. Upon surrender of any Note for redemption as provided below, the Company will make payment to the holders of the Note at the Redemption Price and in the manner as provided for in the Indenture.

To receive payment of the Redemption Price for the Notes held by you, you must surrender your Notes to the Trustee at the following address:

By Mail	By Hand Delivery
HSBC Bank USA, National Association Corporate Trust & Loan Agency Two Hanson Place – 14th Floor Brooklyn, New York 11217-1409	HSBC Bank USA, National Association Corporate Trust & Loan Agency Two Hanson Place – 14th Floor Brooklyn, New York 11217-1409

The method of delivery of the Notes to the Trustee is at your option and risk, but, if mail is used, registered mail is suggested. Payment of the Redemption Price will be remitted promptly following the Redemption Date and the receipt of the Notes by the Trustee.

Under U.S. federal tax laws, paying agents making payment of interest or principal on corporate securities may be obligated to withhold a 30% tax from remittances to individuals who have failed to furnish the paying agent with a valid taxpayer identification number. Holders of the Notes who wish to avoid the application of these provisions should submit taxpayer identification numbers to the Trustee using Form W-9 when presenting Notes for payment.

Holders of the Notes who have questions or wish to discuss the redemption may contact HSBC Bank USA, National Association, 452 Fifth Avenue – 14th Floor, Corporate Trust & Loan Agency – Joseph A. Lloret, New York, New York 10016, (212) 525-7456.

*	The CUSIP number listed above is for information purposes only. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made to its correctness or accuracy on the Notes or as indicated in any redemption notice.

By: HSBC Bank USA, National Association, as Trustee

Dated: November 21, 2011